Exhibit 99.1

10758 W. Centennial Rd. Suite 200
Littleton, CO 80127 Phone: 720.981.4588
Fax: 720.981.5643
www.ur-energy.com

News Release

Ur-Energy Announces Management Changes

Littleton, Colorado (PR Newswire, April 10, 2015) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (“Ur- Energy” or the “Company”) today announced Wayne Heili, its President and CEO, will be departing the Company. Current Board Chair and Executive Director, Jeffrey Klenda, will assume the role of acting Chief Executive Officer. The Company also announced that it will hold its annual shareholders meeting on May 28, 2015, and the nominated directors include a new independent director, Gary Huber.

Mr. Heili’s current employment agreement with the Company will expire on May 1, 2015, and his employment will conclude following completion of that term.

Mr. Klenda is well-suited to assume the role of acting Chief Executive Officer as he co-founded the Company in 2004 and has served as the Chair and Executive Director since 2006. Steven Hatten, the Company’s Vice President Operations, and John Cash, the Company’s Vice President Regulatory Affairs, both of whom are long-time members of the Company’s operational team, will continue to head not only their respective departments, but may also assume additional operational responsibilities. The balance of the Company’s executive team, Roger Smith, Chief Financial Officer and Chief Administrative Officer, James Bonner, Vice President, Geology, and Penne Goplerud, General Counsel and Corporate Secretary, will also continue in their respective roles to advance the Company’s business objectives and growth strategy.

Additionally, the Company’s exclusive relationship with consultant James Cornell of NuCore Energy LLC, continues with Mr. Cornell acting on behalf of the Company in negotiating sales arrangements with utility customers.

The Company will hold its annual shareholders meeting on May 28, 2015 in Littleton, Colorado. The Board of Directors has re-nominated all of its existing directors, other than Mr. Heili. In addition, the Board of Directors has nominated a new independent director, Gary Huber, who previously served as a director to the Company in 2007. Since that time, Dr. Huber was President and CEO of Neutron Energy, a privately-held uranium company which was conducting project feasibility analyses as well as initial permitting of two large uranium mines and a mill complex, until it was acquired in 2012. Dr. Huber has more than 35 years of natural resource company experience. The Board believes that Dr. Huber is well- qualified to serve as a director of the Company on the basis of his extensive mining industry experience including executive management and finance, developed by serving as an executive officer and director of publicly-traded natural resource companies. He holds a Ph.D in geology from Colorado School of Mines. Dr. Huber is a fellow of the Society of Economic Geologists, a member of the Society for Mining, Metallurgy and Exploration, and a Utah registered Professional Geologist.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. Shirley Basin, our newest project, is one of the Pathfinder Mines assets we acquired in 2013. Baseline studies necessary for permitting and licensing of the project are currently being advanced. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey T. Klenda

Chairman of the Board Executive Director 866-981-4588

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